EXHIBIT VIII
                                                                    ------------

                                                                  Execution Copy







                      SUPPORT AND INDEMNIFICATION AGREEMENT

                                     BETWEEN

                  GE INVESTMENT PRIVATE PLACEMENT PARTNERS II,
                         A DELAWARE LIMITED PARTNERSHIP

                                       AND

                         REPECHAGE RESTAURANT GROUP LTD.








                                January 22, 2007

                                TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND PRINCIPLES OF INTERPRETATION ......................  2
         1.1  Definitions ...................................................  2
         1.2  Number and Gender .............................................  6
         1.3  Inclusive Terminology .........................................  6
         1.4  Interpretation not Affected by Headings, etc ..................  6
         1.5  Date For Any Action ...........................................  6
         1.6  Currency ......................................................  6
         1.7  Accounting Matters ............................................  6
         1.8  Statutory References ..........................................  7
         1.9  Knowledge .....................................................  7
         1.10 Entire Agreement ..............................................  7
         1.11 Schedules .....................................................  7

ARTICLE 2 THE ARRANGEMENT ...................................................  7
         2.1  Agreement Regarding Arrangement ...............................  7

ARTICLE 3 AGREEMENTS REGARDING TRANSFER AND VOTING ..........................  7
         3.1  Agreement not to Dispose prior to Arrangement .................  7
         3.2  Voting in Respect of Arrangement ..............................  8

ARTICLE 4 REPRESENTATIONS AND WARRANTIES ....................................  8
         4.1  Representations and Warranties of the Shareholder Regarding
              Shareholder Matters ...........................................  8
         4.2  Indemnification Rights Regarding Certain E&C Matters .......... 10
         4.3  Representations and Warranties of Acquisitionco ............... 10

ARTICLE 5 COVENANTS AND ACKNOWLEDGEMENT ..................................... 11
         5.1  Covenants of Shareholder regarding Arrangement ...............  11
         5.2  Covenant of Shareholder Regarding Escrow Amount ..............  12
         5.3  Covenants of Acquisitionco ...................................  13
         5.4  Acknowledgement of Shareholder ...............................  13

ARTICLE 6  IDEMNIFICATION ..................................................  13
         6.1  Indemnification by the Shareholder ...........................  13
         6.2  Indemnification by the Acquisitionco..........................  14
         6.3  Indemnification Procedure: Third Party Claims ................  14
         6.4  Interest......................................................  17
         6.5  Expiry of Liability...........................................  17
         6.6  Limitations on Liability......................................  17
         6.7  Indemnification Sole Remedy...................................  18

ARTICLE 7 TERM, TERMINATION AND WAIVER .....................................  18
         7.1  Term .........................................................  18

ARTICLE 8 GENERAL PROVISIONS ...............................................  19
         8.1  Fiduciary Duties .............................................  19
         8.2  Disclosure ...................................................  19
         8.3  Non-Merger ...................................................  19
         8.4  Assignment ...................................................  19
         8.5  Subsequent Acquisitions ......................................  19
         8.6  Expenses .....................................................  20

         8.7  Damage Provisions ............................................  20
         8.8  Exercise of Rights ...........................................  20
         8.9  Notices ......................................................  20
         8.10 Governing Law ................................................  21
         8.11 Time of the Essence ..........................................  21
         8.12 Third Party Rights ...........................................  21
         8.13 Severability .................................................  22
         8.14 Counterparts .................................................  22

                      SUPPORT AND INDEMNIFICATION AGREEMENT

THIS AGREEMENT dated January 22, 2007,

BETWEEN:

                  GE INVESTMENT PRIVATE PLACEMENT PARTNERS II, a Delaware limited partnership (hereinafter referred to as the "SHAREHOLDER"),

                                      -and-

                  REPECHAGE RESTAURANT GROUP LTD., a corporation incorporated under the laws of Canada, and a wholly-owned Subsidiary of Repechage Investments Limited (hereinafter referred to as "ACQUISITIONCO").

RECITALS:

WHEREAS Acquisitionco and Elephant and Castle Group Inc. ("E&C") are concurrently entering into the Arrangement Agreement (as defined below) pursuant to which Acquisitionco is prepared, subject to the satisfaction of certain conditions, to complete the Arrangement (as defined below) pursuant to which the E&C Securityholders (as defined below) shall receive a payment in the amount of U.S.$0.7982 for each one (1) E&C Common Share, on an as if converted basis, in accordance with the terms of the Arrangement, as may be amended from time to time in accordance with Section 7.3 of the Arrangement Agreement.

AND WHEREAS it is one of the conditions to Acquisitionco completing the Arrangement that the Shareholder enter into this Agreement with respect to, among other things, the voting by the Shareholder of all of its Voting Securities (as defined below) in favour of approving the Arrangement and the transactions contemplated by the Arrangement Agreement (including any E&C Shares issued upon any exercise of E&C Convertible Securities (as defined below) held or controlled by it) at any E&C Meeting (as defined below) held to approve the Arrangement in accordance with the terms hereof.

AND WHEREAS it is an inducement and a condition to Acquisitionco entering into the Arrangement Agreement, that the Shareholder provide limited indemnification for certain representations, warranties and covenants in favour of Acquisitionco under both this Agreement and the Arrangement Agreement and the Shareholder has received a certificate from certain officers of E&C (without personal liability) as to the truthfulness of the representations and warranties specified in Schedule A.

AND WHEREAS Acquisitionco has represented to the Shareholder, and it is a condition of the Shareholder's obligations hereunder, that Acquisitionco is concurrently entering into substantially identical agreements with each of Crown Life Insurance Company, Rick Bryant, Roger Sexton and Peter Laurie.

AND WHEREAS the Shareholder is desirous of entering into this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), and intending to be legally bound hereby, the Shareholder and Acquisitionco hereby agree as follows:

                                    ARTICLE 1
                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1      DEFINITIONS

         "ACQUISITION PROPOSAL" has the meaning given to such term in the Arrangement Agreement;

         "Act" means the BUSINESS CORPORATIONS ACT (British Columbia) as now in effect or as same may be amended from time to time prior to the Effective Date;

         "AFFILIATE" has the meaning determined in accordance with Section 1(2) of the Securities Act on the date of this Agreement;

         "AGREEMENT" means this support and indemnification agreement dated January 22, 2007 between Acquisitionco and the Shareholder as the same may be amended from time to time;

         "APPLICABLE INTEREST RATE" means, at any time, the rate of interest per annum equal to the rate at which the principal office of the Royal Bank of Canada in Vancouver, British Columbia quotes, publishes and refers to as its "prime rate" and which is its reference rate of interest for loans in Canadian dollars made in Canada to Canadian borrowers adjusted automatically with each quoted, published or displayed change in such rate, all without the necessity of any notice to a Party or any other Person;

         "ARRANGEMENT" has the meaning given to such term in the Arrangement Agreement;

         "ARRANGEMENT AGREEMENT" means the agreement entered into on the date hereof between Repechage Investments Limited, Acquisitionco and E&C for the purposes of effecting the Arrangement;

         "BOARD OF DIRECTORS" means the board of directors of E&C;

         "BUSINESS DAY" means a day which is not a Saturday, Sunday or a statutory holiday in Toronto, Ontario or Vancouver, British Columbia;

         "CONTRACT" means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, permit, concession, franchise, licence or legally binding arrangement or understanding;

         "DAMAGES" has the meaning given to such term in Section 6.1;

         "DEPOSITARY" means American Stock Transfer and Trust Company or CIBC Mellon Trust Company or any other trust company, bank or equivalent financial institution agreed to in writing by Parent and E&C and appointed to carry out any of the duties of the Depositary hereunder;

         "E&C COMMON SHARES" means the common shares in the capital of E&C;

         "E&C CONVERTIBLE SECURITIES" means the E&C Preferred Shares, as well as any options, warrants, rights, and any other securities of E&C which are convertible into or otherwise exercisable or exchangeable for E&C Common Shares or E&C Preferred Shares;

         "E&C MEETING" means any meeting conducted, or any other action taken, by E&C whereby it seeks a vote of E&C Securityholders or holders of E&C Notes for the purpose of approving the Arrangement and the transactions contemplated by the Arrangement Agreement;

         "E&C NOTES" means collectively, (i) the GEIPPP Note; (ii) the credit agreement dated December 17, 2004 between, INTER ALIA, E&C and Crown Life Insurance Company pursuant to which Crown Life Insurance Company has extended a $5,000,000 term loan to E&C; and (iii) the various convertible subordinated notes issued to various holders thereof dated December 17, 2004 in the principal aggregate amount of US$649,000 payable on December 31, 2009, with interest accruing thereon at 9 1/4% per annum;

         "E&C PREFERRED SHARES" means the Preferred Shares, series A and Class A Preferred shares in the capital of E&C;

         "E&C SECURITYHOLDERS" means the holders of all E&C Common Shares and all E&C Convertible Securities;

         "EFFECTIVE DATE" has the meaning given to it in the Arrangement Agreement;

         "ENCUMBRANCE" means any security interest in the nature of a mortgage, lien, charge, hypothec, assignment, pledge or other encumbrance or adverse claim of any nature whatsoever;

         "ESCROW AGENT" means an escrow agent acceptable to each of the Shareholder and Acquisitionco acting reasonably;

         "ESCROW AGREEMENT" means the agreement in substantially the form attached as Schedule C hereto to be dated the Effective Date between the Escrow Agent, Acquisitionco and certain shareholders of E&C, including the Shareholder;

         "ESCROW AMOUNT" means the amount of U.S.$1,240,000 to be deposited by the Shareholder with the Escrow Agent pursuant to the Escrow Agreement on the Effective Date from the funds held by the Depositary which represents 67.3913% of the total amount to be deposited by the Shareholder and the other shareholders of E&C under the Escrow Agreement;

         "GAAP" means Canadian generally accepted accounting principles;

         "GEIPPP NOTE" means the restated and amended senior secured note issued by E&C to the Shareholder dated December 17, 2004 in the principal amount of U.S.$4,203,879 with interest accruing thereon at 14% per annum;

         "GOVERNMENTAL ENTITY" means (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, administrative body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent or agency, commission, board, or authority of any of the foregoing; (c) any self-regulatory authority or stock exchange; or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

         "INDEMNITEE" has the meaning given to such term in Section 6.3;

         "INDEMNITEE REPRESENTATIVE" means (i) in the case of Acquisitionco, E&C or a Purchaser Indemnified Person, Acquisitionco, and (ii) in respect of the Shareholder or a Shareholder Indemnified Person, the Shareholder;

         "INDEMNITOR" has the meaning given to such term in Section 6.3;

         "INTER-SHAREHOLDER AGREEMENT" means the Inter-Shareholder Agreement dated as of December 17, 2004 among E&C, the Shareholder and certain other parties;

         "LAW" or "LAWS" means all laws, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority, and the term "APPLICABLE" with respect to such Laws and in a context that refers to one or more Parties, means such laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

         "MATERIAL ADVERSE EFFECT" means, when used in connection with a person, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations or financial condition of that person and its Subsidiaries, taken as a whole, other than any change, effect (whether alone or in combination with other effects), event, occurrence or state of facts resulting from:

            (i) the announcement of the Arrangement or the execution of this Agreement;

            (ii) any action required to be taken by this Agreement in order to implement the Arrangement;

            (iii) changes in general economic or political conditions or securities or banking markets in general;

            (iv)    generally applicable changes in applicable Law;

            (v) changes in factors affecting the restaurant business generally or the markets in which E&C and its Subsidiaries operate;

            (vi) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism; or

            (vii) changes in any accounting rule or regulation or GAAP or the interpretation thereof;

         "OWNED SECURITIES" means E&C Common Shares and other securities of E&C, including E&C Convertible Securities, that are directly or indirectly beneficially owned by the Shareholder or over which control or direction is exercised by such Shareholder, which as at the date hereof are more particularly set forth in Schedule B, and includes any E&C Securities acquired after the date hereof and over which the Shareholder has direct or indirect beneficial ownership or exercises control or direction (for greater certainty, the term Owned Securities does not include any securities of E&C over which the Shareholder may have control or direction solely by virtue of the provisions of the Inter-Shareholder Agreement);

         "PARTIES" means Acquisitionco and the Shareholder, and "PARTY" means either of them;

         "PAYOUT AMOUNT" has the meaning given to such term in Section 5.4(b);

         "PERSON" means any individual, partnership, limited partnership, syndicate, sole proprietorship, company or corporation, with or without share capital, unincorporated association, trust, trustee, executor, administrator, or other legal personal representative, regulatory body or agency, government or Governmental Entity, however designated or constituted;

         "PURCHASER INDEMNIFIED PERSONS" has the meaning given to such term in
         Section 6.1;

         "SECURITIES Act" means the SECURITIES ACT (British Columbia) and the rules and regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

         "SECURITIES LAWS" means the Securities Act and all other applicable Canadian and United States securities laws, rules and regulations thereunder;

         "SHAREHOLDER INDEMNIFIED PERSONS" has the meaning given to such term in
         Section 6.2;

         "SUBSIDIARY" means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a Subsidiary;

         "TAX ACT" means the INCOME TAX ACT (Canada), as amended;

         "THIRD PARTY CLAIM" means any demand, statement or notice thereof that has been communicated to a Party by or on behalf of any Persons other than the Parties hereto and their respective Affiliates and that, if maintained or enforced, could result in Damages;

         "TRANSFER" means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such securities or the beneficial ownership thereof, the offer to make such a sale, transfer or other disposition and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing; and

         "VOTING SECURITIES" has the meaning given to it in Section 3.2.

1.2      NUMBER AND GENDER

Words importing the singular number include the plural and vice versa and words importing gender include all genders.

1.3      INCLUSIVE TERMINOLOGY

Whenever used in this Agreement, the words "includes" and "including" and similar terms of inclusion shall not, unless expressly modified by the words "only" or "solely", be construed as terms of limitation, but rather shall mean "includes but is not limited to" and "including but not limited to", so that references to included matters shall be regarded as illustrative without being either characterizing or exhaustive.

1.4      INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.
The division of this Agreement into Articles and Sections and other parts and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, Section or Schedule refers to the specified Article or Section of or Schedule to this Agreement.

1.5      DATE FOR ANY ACTION
In the event that any date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day which is a Business Day.

1.6      CURRENCY

In the absence of a specific designation of any currency, any dollar amount referenced herein shall be deemed to refer to lawful currency of Canada.

1.7      ACCOUNTING MATTERS

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with GAAP consistently applied.

1.8      STATUTORY REFERENCES
Any reference in this Agreement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.9      KNOWLEDGE

In this Agreement, and except as specifically qualified herein, references to "knowledge", the "knowledge of' and similar references mean the actual knowledge of any of the officers of the applicable Party, after due inquiry, and such officers shall make such inquiry as is reasonable under the circumstances.

1.10     ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, expressed, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

1.11     SCHEDULES

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

         Schedule A - Representations and Warranties of the Shareholder
                      Regarding E&C
         Schedule B - Owned Securities
         Schedule C - Form of Escrow Agreement
         Schedule D - Section 116 Withholdings


                                    ARTICLE 2
                                 THE ARRANGEMENT

2.1      AGREEMENT REGARDING ARRANGEMENT

Subject to the terms and conditions of the Arrangement Agreement, the Shareholder shall reasonably co-operate with Acquisitionco to effect the Arrangement.

                                    ARTICLE 3
                    AGREEMENTS REGARDING TRANSFER AND VOTING

3.1      AGREEMENT NOT TO DISPOSE PRIOR TO ARRANGEMENT

The Shareholder unconditionally and irrevocably agrees that from and after the date hereof until the Agreement is terminated, except as contemplated by this Agreement, the Shareholder will not Transfer or agree to Transfer any Owned Securities (other than an exercise, conversion or exchange of any E&C Convertible Securities in accordance with their terms which, for greater certainty, will be subject to this Agreement upon their conversion, exchange or exercise into or for E&C Common Shares or E&C Preferred Shares) or any E&C Notes other than with Acquisitionco's prior written consent, acting reasonably. If any Transfer is consented to by Acquisitionco, it shall be a condition precedent to such Transfer that the transferee agree to be bound by the terms of this Agreement to the same extent as the transferring Shareholder is bound. The Shareholder agrees that any E&C Common Shares and E&C Convertible Securities acquired by it, and over which beneficial ownership and/or direction or control is directly or indirectly exercised, shall be subject to the provisions of this Agreement.

3.2      VOTING IN RESPECT OF ARRANGEMENT

         (a) Without limiting the right of the Shareholder to vote on any other matter at any meeting of shareholders of E&C, the Shareholder unconditionally and irrevocably agrees, subject to the provisions hereof, that from and after the date hereof until this Agreement is terminated, (i) at such time as E&C conducts an E&C Meeting or otherwise seeks approval of its shareholders or debtholders for the purpose of approving the Arrangement, the Shareholder will vote all Owned Securities over which the Shareholder has voting power and which are entitled to be voted at such meeting and all E&C Notes held by the Shareholder and which are entitled to be voted at such meeting (collectively, "VOTING SECURITIES") in favour of approving the Arrangement and the transactions contemplated by the Arrangement Agreement, and
               (ii) the Shareholder will at any meeting of shareholders vote all of the Shareholder's Voting Securities against, and the Shareholder will not consent to, any Acquisition Proposal or any action that would reasonably be expected to delay, prevent or frustrate the Arrangement. Without limiting the foregoing but subject to the provisions hereof, it is understood that the obligations under clause (i) and (ii) above shall remain applicable in respect of each meeting of shareholders of E&C duly called for the purpose of approving the Arrangement or an Acquisition Proposal and/or any matter that could reasonably be expected to facilitate either one regardless of the position of the Board of Directors as to the Arrangement or an Acquisition Proposal at the time of such meeting.

         (b) The Shareholder unconditionally and irrevocably agrees that from and after the date hereof until the Agreement is terminated, such Shareholder will grant any necessary proxy to Acquisitionco with respect to any Voting Securities to vote or grant consents as contemplated by this Section 3.2 in accordance with and subject to the terms of this Agreement.


                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

4.1 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER REGARDING SHAREHOLDER MATTERS

The Shareholder hereby represents and warrants to and in favour of Acquistionco as follows and acknowledges that Acquisitionco is relying upon such representations and warranties in connection with the entering into of this
Agreement:

         (a) Capacity and Authority. The Shareholder is a limited partnership duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, and has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder and the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by the Shareholder, and no other proceedings on the part of the Shareholder are necessary to authorize the execution and delivery by it of this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by Acquisitionco, constitutes a legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

         (b)   No Violations.

               (i) Neither the execution and delivery of this Agreement by the Shareholder nor the completion of the transactions contemplated hereby will:

                    (A) violate, conflict with, change the rights or obligations of any party under, result in a breach of any provision of, require any consent, approval or notice under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any encumbrance upon any of the Owned Securities, or in any such encumbrance becoming (or being capable of becoming) enforceable against any such Owned Securities under any of the terms, conditions or provisions of (1) its charter or by-laws or other comparable organizational documents; or (2) any deed of trust, encumbrance, or other Contract to which the Shareholder is a party or by which it or the Owned Securities are bound, subject to compliance with the provisions of the Inter-Shareholder Agreement; or

                    (B) violate any Law or any judgment, order or decree applicable to the Shareholder or the Owned Securities.

               (ii) There is no legal impediment to the execution and delivery of this Agreement by the Shareholder and no filing or registration with, or authorization, consent or approval of, any Governmental Entity is required of the Shareholder in connection with the execution and delivery of this Agreement by the Shareholder and the completion of the transactions contemplated hereby except any such filing as may be required by the Shareholder under Securities Laws.

         (c) Owned Securities. The Shareholder beneficially owns, directly or indirectly, or exercises control or direction over the number of Owned Securities set forth in Schedule B hereto and has the exclusive right to vote and grant proxies in respect thereof as contemplated by this Agreement subject only to the provisions of the Inter-Shareholder Agreement. The Owned Securities are not subject to any encumbrance, and until and upon the Effective Date, the Shareholder will have good and marketable title to such Owned Securities free and clear of all encumbrances of any nature and any voting agreements (other than as created pursuant to this Agreement or the Inter-Shareholder Agreement). Neither the Shareholder nor any of its Affiliates beneficially owns or exercises control or direction over, directly or indirectly, any securities of E&C except as set out in Schedule B hereto. None of the Owned Securities is the subject of any commitment, undertaking or agreement, the terms of which would affect in any way the ability of the Shareholder to perform its obligations with respect to such Owned Securities as set out in this Agreement or, once acquired by Acquisitionco, affect the ability of Acquisitionco to vote or otherwise enjoy full rights of ownership thereof.

         (d) Proxies. Other than as contemplated by this Agreement, the Shareholder is not obligated to grant and has not granted and does not have outstanding any proxy in respect of any of the Owned Securities and it has not, nor have any of its Affiliates that own E&C Common Shares or E&C Convertible Securities entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Owned Securities other than the Inter-Shareholder Agreement.

         (e) Residency. The Shareholder is a limited partnership in which 93.60% of the interests are held by non-residents of Canada for the purposes of the Tax Act.

4.2      INDEMNIFICATION RIGHTS REGARDING CERTAIN E&C MATTERS

As an inducement to Acquisitionco to enter into this Agreement and for Acquisitionco to enter into the Arrangement Agreement, the Shareholder agrees that the indemnification rights in Article 6 hereof shall extend to the representations and warranties made by E&C to Acquisitionco specified in Schedule A. The Shareholder acknowledges that Acquistitionco is relying on such indemnification rights in entering into this Agreement and the Arrangement Agreement.

4.3      REPRESENTATIONS AND WARRANTIES OF ACQUISITIONCO

Acquisitionco hereby represents and warrants to and in favour of the Shareholder as follows and acknowledges that the Shareholder is relying upon such representations and warranties in connection with the entering into of this
Agreement:

         (a) Capacity and Authority. Acquisitionco is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to enter into each of this Agreement and the Arrangement Agreement and to carry out its obligations hereunder and the transactions contemplated hereby. The execution, delivery and performance of each of this Agreement and the Arrangement Agreement have been authorized by the board of directors of Acquisitionco, and no other proceedings on the part of Acquisitionco are necessary to authorize the execution and delivery by it of this Agreement and the Arrangement Agreement. Each of this Agreement and the Arrangement Agreement has been duly and validly executed and delivered by Acquisitionco and, assuming the due authorization, execution and delivery by the Shareholder in the case of this Agreement and E&C in the case of the Arrangement Agreement, constitutes a legal, valid and binding obligation of Acquisitionco enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

         (b)   No Violations.

               (i) Neither the execution and delivery of this Agreement or the Arrangement Agreement by Acquisitionco nor the completion of the transactions contemplated hereby will:

                    (A) violate, conflict with, change the rights or obligations of any party under, result in a breach of any provision of, require any consent, approval or notice under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under any of the terms, conditions or provisions of (1) its charter or by-laws or other comparable organizational documents; or (2) any deed of trust, encumbrance, or other Contract to which Acquisitionco is a party or by which it or its assets are bound; or

                    (B) violate any Law or any judgment, order or decree applicable to Acquisitionco.

               (ii) There is no legal impediment to the execution and delivery of this Agreement or the Arrangement Agreement by Acquisitionco and no filing or registration with, or authorization, consent or approval of, any Governmental Entity is required of Acquisitionco in connection with the execution and delivery of this Agreement or the Arrangement Agreement by Acquisitionco and the completion of the transactions contemplated in this Agreement or the Arrangement Agreement except any such filing as may be required by Acquisitionco under Securities Laws.

                                    ARTICLE 5
                          COVENANTS AND ACKNOWLEDGEMENT

5.1      COVENANTS OF SHAREHOLDER REGARDING ARRANGEMENT

In consideration of Acquisitionco entering into this Agreement and the Arrangement Agreement, the Shareholder agrees, from and after the date hereof until the termination of this Agreement:

         (a) that the Shareholder shall not and shall not permit its Affiliates, agents or other representatives (including any investment banker, legal advisor or accountant retained by the Shareholder) to:

               (i) initiate, solicit, promote or encourage, directly or indirectly, inquiries or the submission of proposals or offers from any Person with respect to any Acquisition Proposal or potential Acquisition Proposal;

               (ii) encourage, or participate or engage in negotiations
                    concerning, or furnish to any Person other than to Acquisitionco or its Affiliates, any non-public information with respect to, or otherwise co-operate in any way with, or participate in, or facilitate or encourage any Person to make an Acquisition Proposal;

               (iii) endorse or recommend a proposal of, or enter into any contract or understanding with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; or

         (b) that it shall immediately cease and cause to be terminated in writing any existing discussions or negotiations it is having with any Person (other than Parent or Acquisitionco) with respect to any potential Acquisition Proposal;

         (c) that it shall promptly notify Parent orally and in writing within 24 hours of any Acquisition Proposal or any amendment to an Acquistion Proposal being received directly or indirectly by the Shareholder. Such written notice shall include a copy of any such written Acquisition Proposal and all amendments thereto or, in the absence of a written Acquisition Proposal, a description of the material terms and conditions thereof, in either case including the identity of the Person making the Acquisition Proposal.

         (d) that it will use all reasonable efforts to co-operate with E&C and Acquisitionco in respect of the Arrangement and provide any information reasonably requested by E&C or Acquisitionco for any regulatory application or filing made or approval sought for such transaction (including as may be required under Securities Laws);

         (e) not to exercise any rights of dissent which may be available to it under applicable Law in connection with the Arrangement;

         (f) to forthwith notify Acquisitionco in writing upon the acquisition of any additional E&C Common Shares or E&C Convertible Securities other than E&C Shares acquired on conversion, exchange or exercise of such E&C Convertible Securities; and

         (g) that it will promptly notify Acquisitionco in writing upon becoming aware that any representation or warranty of it contained in this Agreement becoming untrue in any material respect or upon an obligation of the Shareholder not being complied with in any material respect.

5.2      COVENANT OF SHAREHOLDER REGARDING ESCROW AMOUNT

         The Shareholder hereby covenants and agrees that it shall direct the Depositary to deposit upon completion of the Arrangement the Escrow Amount with the Escrow Agent to be held pursuant to the terms and conditions of the Escrow Agreement to be used as support for any claim for indemnification pursuant to Article 6 of this Agreement.

5.3      COVENANTS OF ACQUISITIONCO

         Acquisitionco hereby covenants and agrees to perform its obligations under the Arrangement Agreement and, subject to the terms and conditions thereof, to complete the Arrangement. Acquisitionco further agrees:

         (a) not to amend the Commitment Letters (as defined in the Arrangement Agreement) without the consent of the Shareholder, which consent will not be unreasonably withheld or delayed; and

         (b) to provide a mechanism to the Shareholder in connection with Acquisitionco's withholding obligations under Section 116 of the Tax Act, and any analogous provisions of applicable provincial tax law, in substantially the form of the mechanism set out in Schedule D hereto.

5.4      ACKNOWLEDGEMENT OF SHAREHOLDER

         (a) The Shareholder hereby acknowledges and agrees that E&C shall exercise its option to prepay in whole the GEIPPP Note on the interest payment date falling in March 2007 at 100% of the principal amount thereof plus interest accrued to the prepayment date.

         (b) As at March 1, 2007, the total principal amount outstanding pursuant to the GEIPPPP Note shall be U.S.$4,203,879 and the total accrued interest thereon shall be U.S.$1,296,407.45. To the extent that payment of the aforementioned amounts is not received before 4 p.m. on March 1, 2007, the per diem amount for interest only shall be U.S.$1,612.45. The aggregate of the aforementioned sums, including without limitation, the per diem amount, if any, is hereinafter referred to as the "PAYOUT AMOUNT".

         (c) In consideration of, and upon the payment in full of the Payout Amount, notwithstanding any provision of the Note or the Agreement (as such term is defined in the Note), the Shareholder hereby acknowledges and agrees that payment of the Payout Amount shall constitute payment in full of the indebtedness and obligations of E&C and its affiliates to the Shareholder under the GEIPPP Note.

                                    ARTICLE 6
                                 INDEMNIFICATION

6.1      INDEMNIFICATION BY THE SHAREHOLDER

         The Shareholder shall indemnify and hold harmless Acquisitionco, E&C and, to the extent named or involved in any third party action or claim, their respective employees, shareholders, directors, officers, representatives and related persons (collectively, the "PURCHASER INDEMNIFIED PERSONS") against, and shall pay to Acquisitionco, E&C and the

Purchaser Indemnified Persons, on demand, the amount of, any loss, liability, obligation, claim, damages (including incidental and consequential damages), fines and other penalties, costs, charges or expenses (including costs of investigation and defense and the full amount of all legal fees and other professional fees) (collectively, "DAMAGES"), suffered by, imposed upon or asserted against, Acquisitionco, E&C or any of the Purchaser Indemnified Persons (but in each case without duplication of Damages resulting from the same claim or state of facts) as a result of, in respect of, connected with, or arising out of:

         (a) any breach of any representation or warranty specified in Schedule A made by E&C to Acquisitionco;

         (b) any breach of any representation or warranty made by Shareholder in this Agreement;

         (c) any breach by the Shareholder of any covenant or obligation of the Shareholder contained in this Agreement; or

         (d) any claim by any Person for brokerage or finder's fees, commissions or similar payments based upon any agreement or understanding made or alleged to have been made by any such Person with the Shareholder (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement.

6.2      INDEMNIFICATION BY THE ACQUISITIONCO.

         Acquisitionco shall indemnify and hold harmless the Shareholder and, to the extent named or involved in any third party action or claim, its employees, shareholders, directors, officers, representatives and related persons (collectively the "SHAREHOLDER INDEMNIFIED PERSONS") against, and shall pay to the Shareholder and the Shareholder Indemnified Persons, on demand, the amount of any Damages suffered by, imposed upon or asserted against the Shareholder or any of the Shareholder Indemnified Persons as a result of, in respect of, connected with, or arising out of:

         (a) any breach of any representation or warranty made by the Acquisitionco in this Agreement whether or not the Shareholder relied on or had any knowledge of it;

         (b) any breach by the Acquisitionco of any covenant or obligation of Acquisitionco contained in this Agreement; or

         (c) any claim by any Person for brokerage or finder's fees, commissions or similar payments based upon any agreement or understanding made or alleged to have been made by such Person with Acquisitionco (or any Person acting on its behalf) in connection with any of the transactions contemplated in this Agreement.

6.3      INDEMNIFICATION PROCEDURE: THIRD PARTY CLAIMS.

         (a) Upon receipt by Acquisitionco, the Shareholder, E&C, a Purchaser Indemnified Person or a Shareholder Indemnified Person, as the case may be, (an "INDEMNITEE") of notice of any proceeding commenced in connection with a

               Third Party Claim and in respect of which the Indemnitee proposes to demand indemnification from a Party (the "INDEMNITOR"), the Indemnitee shall give notice to that effect to the Indemnitor with reasonable promptness. The failure to give, or delay in giving, such notice will not relieve the Indemnitor of its obligations except and only to the extent of any prejudice caused to the Indemnitor by such failure or delay.

         (b) The Indemnitor has the right, by notice to the Indemnitee given not later than ten (10) days after receipt of the notice described in Section 6.3(a), to assume control of the defence, compromise or settlement of the Third Party Claim provided that:

               (i) the Third Party Claim involves only money damages and does not seek any injunction or other equitable relief;

               (ii) if the named parties in any Third Party Claim include both the Indemnitor and the Indemnitee and representation by the same counsel would, in the judgment of the Indemnitee Representative, still be appropriate notwithstanding any actual or potential differing interests between them (including the availability of different defences);

               (iii) settlement of, or an adverse judgment with respect to, the
                    Third Party Claim is not, in the judgment of the Indemnitee Representative, likely to establish a precedent, custom or practice adverse to the continuing business interest of the Indemnitee; and

               (iv) the Indemnitor, from time to time, at the Indemnitee
                    Representative's request, provides reasonable assurance to the Indemnitee of its financial capacity to defend such Third Party Claim and to provide indemnification in respect thereof.

         (c)   Upon the assumption of control by the Indemnitor:

               (i) the Indemnitor shall actively and diligently proceed with the defence, compromise or settlement of the Third Party Claim at the Indemnitor's sole cost and expense, including the retaining of counsel reasonably satisfactory to the Indemnitee;

               (ii) the Indemnitor shall keep the Indemnitee Representative fully advised with respect to the defence, compromise or settlement of the Third Party Claim (including supplying copies of all relevant documentation promptly as it becomes available) and shall arrange for its counsel to inform the Indemnitee Representative on a regular basis of the status of the Third Party Claim;

               (iii) the Indemnitee may retain separate co-counsel at its sole cost and expense, and may participate in the defence of the Third Party Claim; and

               (iv) the Indemnitor will not consent to the entry of any judgment or entry into any settlement with respect to the Third Party Claim unless consented to by the Indemnitee Representative (which consent may not be unreasonably or arbitrarily withheld or delayed).

         Provided all the conditions set forth in Section 6.3(b) are satisfied and the Indemnitor is not in breach of any of its obligations under this Section 6.3(c), the Indemnitee shall cooperate with the Indemnitor and use its best efforts to make available to the Indemnitor all relevant information in its possession or under its control (provided it does not cause the Indemnitee to breach any confidentiality obligations) and shall take such other steps as are, in the reasonable opinion of counsel for the Indemnitor, necessary to enable the Indemnitor to conduct such defence; provided always that:

               (i) no admission of fault may be made by or on behalf of Acquisitionco, E&C or any Purchaser Indemnified Person without the prior written consent of Acquisitionco;

               (ii) no admission of fault may be made by or on behalf of the
                    Shareholder or any Shareholder Indemnified Person without the prior written consent of the Shareholder; and

               (iii) the Indemnitee shall not be obligated to take any measures which, in the reasonable opinion of the Indemnitee's legal counsel, could be prejudicial or unfavourable to the Indemnitee.


         (d)   If:

               (i) the Indemnitor fails to give the Indemnitee the notice provided in Section 6.3(b);

               (ii) any of the conditions in Section 6.3(b) are unsatisfied; or

               (iii) the Indemnitor breaches any of its obligations under
                    Section 6.3(c),

         the Indemnitee Representative may assume control of the defence, compromise or settlement of the Third Party Claim in its sole discretion and shall be entitled to retain counsel as in its sole discretion may appear advisable, and the Indemnitor shall be liable for the reasonable cost and expense of such counsel.

         The Indemnitee shall not settle any such Third Party Claim without the consent of the Indemnitor which consent may not be unreasonably withheld or delayed. Any such settlement or other final determination of the Third Party Claim will be binding upon the Indemnitor subject to the right of the Indemnitor to dispute that indemnification is required pursuant to this Agreement. The Indemnitor shall, at its sole cost and expense, cooperate fully with the Indemnitee Representative and use its best efforts to make available to the Indemnitee Representative all relevant information in its possession or under its control and take such other steps as are, in the reasonable opinion of counsel for the Indemnitee Representative, necessary to enable the Indemnitee Representative to conduct its defence. The Indemnitor shall reimburse the Indemnitee and the Indemnitee Representative promptly and periodically for the reasonable costs of defending against the Third Party Claim (including legal fees and expenses), and shall remain responsible for any Damages the Indemnitee and the Indemnitee Representative may suffer resulting from, arising out of, or relating to, the Third Party Claim to the extent provided in this Article 6.

6.4      INTEREST.

         Any amount required to be paid by an Indemnitor to an Indemnitee under this Article 6 will bear interest at an annual rate of the Applicable Interest Rate accruing on a daily basis from the date on which a demand for payment is made until payment is made in full.

6.5      EXPIRY OF LIABILITY.

         (a) Except as set out in Section 6.5(b), liability for breaches of the representations, warranties and covenants of the Shareholder and Acquisitionco contained in this Agreement (including any liability of the Shareholder for breaches by E&C of the representations and warranties specified in Schedule A) will terminate upon the expiry of the period of nine (9) months following the Effective Date, except:

               (i) in the case of fraud, intentional misrepresentation or deliberate or wilful breach on the part of the Shareholder or Acquisitionco, as the case may be, in which case liability will continue indefinitely; and

               (ii) to the extent that, during such period, the Indemnitee has given notice in accordance with this Agreement to the Indemnitor of a claim in respect of any such representation, warranty or covenant, in which case liability for such representation, warranty or covenant will continue in full force and effect until the final determination of such claim.

         (b) The representations and warranties contained in Section 4.1(c) and the Shareholder's liability in connection therewith will survive indefinitely.

6.6      LIMITATIONS ON LIABILITY.

         (a)   Notwithstanding the provisions of this Article 6:

               (i) each of the representations and warranties made by a Party will be deemed to have been made without the inclusion of or reference to limitations or qualifications as to materiality such as the word "material", the phrase "in all material respects" or words or phrases of similar meaning and intent for purposes of calculating the value of claims pursuant to this Article 6, but not, for greater certainty, for the purpose of establishing a breach giving rise to a Party's obligation to indemnify a Party;

               (ii) there will be no liability of a Shareholder under this
                    Agreement with respect to any breach contemplated by Section 6.1(a) unless the claims of Acquisitionco or any Acquisitionco Indemnified Party, as the case may be, exceed, in the aggregate, $37,000.00 but subject to the limitations contained in Section 6.6(a)(iv);

               (iii) there will be no liability of Acquisitionco under this
                    Agreement with respect to any breach contemplated by Section 6.2(a), Section 6.2(b) or Section 6.2(c) or the Shareholder under this Agreement with respect to any breach contemplated by Section 6.1(b), Section 6.1(c) or Section 6.1(d) unless the claims of the Shareholder or any Shareholder Indemnified Person or Acquisitionco or any Acquisitionco Indemnified Party, as the case may be, exceed, in the aggregate, $25,000.00;

               (iv) in no event will the liability of the Shareholder in respect of any claims of Acquisitionco, E&C or any Purchaser Indemnified Person under this Agreement exceed, in the aggregate, the Escrow Amount nor will the liability of the Shareholder with respect to any breach contemplated by
                    Section 6.1(a) exceed 67.3913% of the amount of such claim and payment of any amount to which Acquisitionco, E&C or any Purchaser Indemnified Person is entitled under this Agreement shall be satisfied out of the Escrow Amount by and in accordance with the provisions of the Escrow Agreement; and

               (v) in no event will the liability of Acquisitionco in respect of claims of the Shareholder or any Shareholder Indemnified Person under this Agreement exceed, in the aggregate, the Escrow Amount.

         (b) The Damages to which the Shareholder, Acquisitionco or any other indemnified Person is entitled pursuant to this Article 6 will be nil if a claim in respect thereof is asserted at any time after expiry of the applicable survival period specified in Section 6.5 of this Agreement.

6.7      INDEMNIFICATION SOLE REMEDY.

         Subject to Article 8 and except as otherwise expressly provided in this Agreement, following the Effective Date the indemnifications provided for in this Article 6 shall constitute the sole remedy available to the Shareholder and Acquisitionco with respect to any and all breaches or failures of representations, warranties, covenants, agreements or obligations contained in this Agreement.

                                    ARTICLE 7
                          TERM, TERMINATION AND WAIVER

7.1      TERM

         (a) This Agreement shall terminate on the earliest to occur of the following:

               (i) the date upon which Acquistionco and the Shareholder mutually agree to terminate this Agreement; or

               (ii) the date upon which the Arrangement Agreement is terminated in accordance with its terms.

         (b) If this Agreement is terminated in accordance with the foregoing provisions of this Section 7.1, this Agreement shall forthwith become void and of no further force or effect and no Party shall have any further obligations hereunder. The obligations of the Parties under Section 8.2 hereof shall survive the termination of this Agreement, notwithstanding anything herein to the contrary.

                                    ARTICLE 8
                               GENERAL PROVISIONS

8.1      FIDUCIARY DUTIES

         Nothing in this Agreement limits or otherwise effects or shall in any way be construed to limit or otherwise effect the discharge by any nominee of the Shareholder serving on the Board of Directors of his or her fiduciary duties and in no event shall the Shareholder have any liability hereunder in connection therewith.

8.2      DISCLOSURE

         No press release or other disclosure (public or otherwise) with respect to the existence or details of this Agreement, the Arrangement, Acquisitionco, the Shareholder or the business and affairs of E&C, shall be made by the Shareholder without the prior written consent of the Parties, except to the extent required by applicable Law. The Shareholder acknowledges and agrees that a summary of this Agreement and the negotiations leading to its execution and delivery must appear in the disclosure material relating to the Arrangement.

8.3      NON-MERGER

         Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties contained herein shall not merge on but shall survive the Effective Date and shall continue in full force and effect in accordance with the provisions of this Agreement.

8.4      ASSIGNMENT

         Acquisitionco may assign its rights under this Agreement to any of its Affiliates but, notwithstanding any such assignment, shall remain liable to the Shareholder for any default by such assignee. This Agreement shall not otherwise be assignable by the Shareholder without the prior written consent of Acquistionco. This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by the Parties hereto and their respective successors, permitted assigns, heirs, executors and personal representatives, as the case may be.

8.5      SUBSEQUENT ACQUISITIONS

         The Shareholder agrees that this Agreement and his or her rights and obligations hereunder shall attach to any E&C Common Shares and E&C Convertible Securities that may become directly or indirectly beneficially owned by the Shareholder or over which control or direction may be acquired by the Shareholder.

8.6      EXPENSES

         All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

8.7      DAMAGE PROVISIONS

         Each Party acknowledges and agrees that in the event of any breach of this Agreement prior to the Effective Date, Acquisitionco would be irreparably and immediately harmed and could not be made whole by monetary damages only. It is accordingly agreed that (i) the Shareholder hereby waives, in any action for specific performance, the defence of adequacy of a remedy at law, and (ii) Acquistionco shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance of this Agreement or to an injunction or injunctions.

8.8      EXERCISE OF RIGHTS

         All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party. The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

8.9      NOTICES

         Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement shall be in writing and may be given by delivering or sending same by facsimile transmission to the Party to which the notice, consent, waiver, direction or communication is to be given at such Party's address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, the next succeeding Business Day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received after 5:00 p.m. local time or on a date that does not fall on a Business Day at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The addresses for service shall be as follows:

         (a)   if to Acquisitionco:

               Repechage Restaurant Group Ltd.
               Suite 503, 5657 Spring Garden Road
               Halifax, NS

               Attention: David L. Dobbin, President

               Facsimile: 902-444-3063

               with a copy to (which shall not constitute notice):

               Ogilvy Renault LLP
               Suite 3800, P.O. Box 84
               Royal Bank Plaza, South Tower
               Toronto, ON M5J 2Z4

               Attention: W. Paul Fitzgerald
               Facsimile: 416-216-3930

         (b)   if to the Shareholder:

               GE Investment Private Placement Partners II
               c/o GE Asset Management Incorporated
               3001 Summer St.,
               Stamford, Connecticut 06905

               Attention: David Wiederecht and Michael M. Pastore, Esq.
               Facsimile: 203-326-4073

               with a copy to (which shall not constitute notice):

               Dewey Ballantine LLP
               1301 Avenue of the Americas
               New York, NY 10019-6092

               Attention: Joseph A. Smith
               Facsimile: 212-259-6333

8.10     GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the Parties hereby attorn to the non-exclusive jurisdiction of the courts of the Province of British Columbia.

8.11     TIME OF THE ESSENCE

Time shall be of the essence of this Agreement.

8.12     THIRD PARTY RIGHTS

This Agreement shall not confer to any rights or remedies upon any person other than the Parties hereto except that the provisions of Article 6 are intended for the benefit of the individuals specified therein.

8.13     SEVERABILITY

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.14     COUNTERPARTS

This Agreement may be executed in any number of counterparts, manually or by facsimile, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the Panrties have executed this Agreement on the date first above written.

                                       REPECHAGE RESTAURANT GROUP
                                       LTD.

                                       /s/ David Dobbin
                                       ---------------------------------------
                                       Name: David Dobbin
                                       Title: President


                                       GE INVESTMENT PRIVATE
                                       PLACEMENT PARTNERS II


                                       BY: GE ASSET MANAGEMENT
                                       INCORPORATED, TTS INVESTMENT
                                       MANAGER

                                       /S/ David W. Wiederecht
                                       ---------------------------------------
                                       Name: David W. Wiederecht
                                       Title: Vice President

                                   SCHEDULE A
                             INDEMNIFICATION RIGHTS
                          REGARDING CERTAIN E&C MATTERS


The Shareholder hereby agrees that the indemnification rights in Article 6 of this Agreement shall extend to the representations and warranties made by E&C to Acquisitionco in each of Sections 3.1(b), (c), (e), (g), (h), (i), (j), (k), (1) and (y) of the Arrangement Agreement and acknowledges that Acquistionco is relying upon such indemnification rights in connection with the entering into of this Agreement. For greater certainty capitalized terms used in such representations and warranties that are not otherwise defined in this Agreement shall have the meanings given to them in the Arrangement Agreement.

                                   SCHEDULE B

                                OWNED SECURITIES


E&C Common Shares                                       3,258,860
E&C Preferred Shares                                    3,653,972
Warrants to Purchase E&C Common Shares                  1,750,000

                                   SCHEDULE C
                            FORM OF ESCROW AGREEMENT
                                                                  EXECUTION COPY





                                ESCROW AGREEMENT

                                      AMONG

                          REPECHAGE INVESTMENTS LIMITED

                                       AND

                         REPECHAGE RESTAURANT GROUP LTD.

                                       AND

                  GE INVESTMENT PRIVATE PLACEMENT PARTNERS II,
                         A DELAWARE LIMITED PARTNERSHIP

                                       AND

                          CROWN LIFE INSURANCE COMPANY

                                       AND

                                   RICK BRYANT

                                       AND

                                  ROGER SEXTON

                                       AND

                                  PETER LAURIE

                                       AND

                                 [ESCROW AGENT]

                                     , 2007

                                TABLE OF CONTENTS
                                -----------------

ARTICLE 1 DEFINITIONS AND PRINCIPLES OF INTERPRETATION ........................2
     1.1  Definitions..........................................................2
     1.2  Number and Gender....................................................4
     1.3  Inclusive Terminology................................................4
     1.4  Interpretation not Affected by Headings, etc.........................4
     1.5  Date For Any Action..................................................4
     1.6  Currency.............................................................5
     1.7  Statutory References.................................................5
     1.8  Entire Agreement.....................................................5
     1.9  Schedules............................................................5

ARTICLE 2 APPOINTMENT OF ESCROW AGENT .........................................5
     2.1  Appointment of the Escrow Agent......................................5
     2.2  Investment by Escrow Agent...........................................5
     2.3  Distributions of Escrow Funds........................................6
     2.4  Interest on Escrow Funds.............................................9
     2.5  No Set-Off...........................................................9
     2.6  No Requirement to Act................................................9
     2.7  Sufficiency of Escrow Funds..........................................9

ARTICLE 3 LIABILITY OF THE ESCROW AGENT........................................9
     3.1  No Implied Duties....................................................9
     3.2  No Liability for Errors.............................................10
     3.3  No Liability Where Reliance.........................................10
     3.4  Expert Advice.......................................................10
     3.5  Force Majeure.......................................................10
     3.6  No Expenditure of Own Funds.........................................10
     3.7  Fees and Reimbursement of the Escrow Agent..........................10
     3.8  Indemnification.....................................................11
     3.9  Dispute Resolution..................................................11
     3.10 Removal and Resignation.............................................11

ARTICLE 4 MISCELLANEOUS ......................................................12
     4.1  Representations and Warranties......................................12
     4.2  Notices.............................................................12
     4.3  Governing Law.......................................................15
     4.4  Amendments..........................................................15
     4.5  Termination.........................................................16
     4.6  Waiver..............................................................16
     4.7  Severability........................................................16
     4.8  Time of the Essence.................................................16
     4.9  Successors and Assigns..............................................16
     4.10 Counterparts........................................................16

ESCROW AGREEMENT THIS AGREEMENT DATED o, 2007,

BETWEEN:

               REPECHAGE INVESTMENTS LIMITED, a corporation existing under the laws of Newfoundland and Labrador (hereinafter referred to as the "PARENT"),

                                      -and-

               REPECHAGE RESTAURANT GROUP LTD., a corporation existing under the laws of Canada (hereinafter referred to as "ACQUISITIONCO" ),

                                      -and-

               GE INVESTMENT PRIVATE PLACEMENT PARTNERS II, a Delaware limited partnership (hereinafter referred to as "GEIPPP"),

                                      -and-

               CROWN LIFE INSURANCE COMPANY, an insurance company existing under the laws of Canada (hereinafter referred to as "CROWN"),

                                      -and-

               RICK BRYANT, an individual residing in Vancouver, British Columbia (hereinafter referred to as "BRYANT"),

                                      -and-

               ROGER SEXTON, an individual residing in Vancouver, British Columbia (hereinafter referred to as "Sexton"),

                                      -and-

               PETER LAURIE, an individual residing in Vancouver, British Columbia (hereinafter referred to as "LAURIE"),

                                      -and-

               [o] (hereinafter referred to as the "ESCROW AGENT").

RECITALS:

WHEREAS Parent, Acquisitionco and Elephant and Castle Group Inc. have entered into an arrangement agreement dated January o, 2007 pursuant to which Acquisitionco proposes to complete the Arrangement (as defined below);

AND WHEREAS it is a condition to the Arrangement that an escrow agreement shall have been entered into between Parent, Acquisitionco, GEIPPP, Crown, the Management Shareholders (as defined below) and the Escrow Agent providing for an escrow in the aggregate amount of U.S.$1,840,000 as exclusive support for indemnification claims for breaches of representations, warranties and covenants contained in the Support Agreements (as defined below) (the "INDIVIDUAL SHAREHOLDER REPRESENTATIONS") and certain representations and warranties of E&C made to Acquisitionco as specified in Schedule A to the Support Agreements (the "E&C REPRESENTATIONS");

AND WHEREAS the Escrow Agent is willing to act as escrow agent on the terms set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), and intending to be legally bound hereby, each of Parent, Acquisitionco, GEIPPP, Crown, the Management Shareholders, and the Escrow Agent agree as follows:

                                    ARTICLE 1
                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1      DEFINITIONS.

         "ACT" means the BUSINESS CORPORATIONS ACT (British Columbia);

         "AGREED AMOUNT" has the meaning given to such term in Section 2.3(b);

         "AGREED INDEMNIFICATION AMOUNT" has the meaning given to such term in
         Section 2.3(c);

         "AGREEMENT" means this escrow agreement dated o, 2007, as the same may be amended from time to time;

         "ARRANGEMENT" has the meaning given to such term in the Arrangement Agreement;

         "ARRANGEMENT AGREEMENT" means the agreement entered into on January o, 2007 between Parent, Acquisitionco and E&C for the purposes of effecting the Arrangement;

         "BUSINESS DAY" means a day which is not a Saturday, Sunday or a statutory holiday in Toronto, Ontario or Vancouver, British Columbia;

         "CONTESTED AMOUNT" has the meaning given to such term in Section 2.3(d) of this Agreement;

         "CONTESTING SHAREHOLDER" has the meaning given to such term in Section 2.3(d) of this Agreement;

         "E&C" means Elephant & Castle Group Inc.;

         "E&C REPRESENTATIONS" has the meaning given to such term in the recitals;

         "ESCROW EXPIRY DATE" means [SPECIFY DATE THAT IS NINE MONTHS FROM THE EFFECTIVE DATE];

         "ESCROW FUNDS" has the meaning given to such term in Section 2.1;

         "GOVERNMENTAL ENTITY" means (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, administrative body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent or agency, commission, board, or authority of any of the foregoing; (c) any self-regulatory authority or stock exchange; or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

         "INDEMNIFICATION AMOUNT" has the meaning given to such term in Section 2.3(a);

         "INDEMNIFICATION EVENT" means an event pursuant to which indemnifcation is payable to a Purchaser Indemnified Person (as defined in the Support Agreements) pursuant to the provisions of Article 6 of the Support Agreements.;

         "INDEMNIFICATION NOTICE" has the meaning given to such term in Section 2.3(a);

         "INDEMNIFYING SHAREHOLDER" has the meaning given to such term in
         Section 2.3(a);

         "INDEMNITEES" has the meaning given to such term in Section 3.8;

         "INDIVIDUAL SHAREHOLDER REPRESENTATIONS" has the meaning given to such term in the recitals;

         "INITIAL ESCROW AMOUNT" means U.S.$1,840,000, representing the aggregate Shareholder Escrow Amount contributed by the Shareholders;

         "INTEREST" has the meaning given to such term in Section 2.4;

         "MANAGEMENT SHAREHOLDERS" means collectively Bryant, Sexton, and
         Laurie;

         "PARTIES" each of Parent, Acquisitionco, GEIPPP, Crown and the Management Shareholders and the Escrow Agent, and "PARTY" means any one of them;

         "PERMITTED INVESTMENTS" has the meaning given to such term in Section 2.2;

         "PERSON" means any individual, partnership, limited partnership, syndicate, sole proprietorship, company or corporation, with or without share capital, unincorporated association, trust, trustee, executor, administrator, or other legal personal representative, regulatory body or agency, government or Governmental Entity, however designated or constituted;

         "PROPORTIONATE INTEREST" means in respect of each Shareholder, the following:
               (a)       in the case of GEIPPP, 67.3913%;
               (b)       in the case of Crown, 16.3043%;
               (c)       in the case of Bryant, 9.7826%;

               (d)       in the case of Sexton, 2.4456%; and
               (e)       in the case of Laurie, 4.0760%;

         "RESPONDING NOTICE" has the meaning given to such term in Section
         3.3(c);

         "RESPONSE NOTICE" has the meaning given to such term in Section 2.3(b);

         "SHAREHOLDER ESCROW AMOUNT" means:
               (a)       in the case of GEIPPP, U.S.$1,240,000;
               (b)       in the case of Crown, U.S.$300,000;
               (c)       in the case of Bryant, U.S.$180,000;
               (d)       in the case of Sexton, U.S.$45,000; and
               (e)       in the case of Laurie, U.S.$75,000

               and in each case, as such amount may be increased pursuant to
               Section 3.2 of this Agreement or reduced pursuant to the terms of this Agreement;

         "SHAREHOLDERS" means collectively, GEIPPP, Crown and the Management Shareholders; and

         "SUPPORT AGREEMENTS" means the several Support and Indemnifcation Agreement entered into between Acquisitionco and each Shareholder, each dated January o, 2007.

1.2      NUMBER AND GENDER.

Words importing the singular number include the plural and vice versa and words importing gender include all genders.

1.3      INCLUSIVE TERMINOLOGY.

Whenever used in this Agreement, the words "includes" and "including" and similar terms of inclusion shall not, unless expressly modified by the words "only" or "solely", be construed as terms of limitation, but rather shall mean "includes but is not limited to" and "including but not limited to", so that references to included matters shall be regarded as illustrative without being either characterizing or exhaustive.

1.4      INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

The division of this Agreement into Articles and Sections and other parts and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, Section or Schedule refers to the specified Article or Section of or Schedule to this Agreement.

1.5      DATE FOR ANY ACTION.

In the event that any date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day which is a Business Day.

1.6      CURRENCY.

In the absence of a specific designation of any currency, any dollar amount referenced herein shall be deemed to refer to lawful currency of Canada.

1.7      STATUTORY REFERENCES.

Any reference in this Agreement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.8      ENTIRE AGREEMENT.

This Agreement along with each of the Support Agreements constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, expressed, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

1.9      SCHEDULES

The following Schedule is annexed to this Agreement and is incorporated by reference into this Agreement and forms a part hereof:

         Schedule A - Arbitration Provisions.

                                    ARTICLE 2
                           APPOINTMENT OF ESCROW AGENT

2.1      APPOINTMENT OF THE ESCROW AGENT.

Each of Parent, Acquisitionco, GEIPPP, Crown and the Management Shareholders appoint the Escrow Agent to serve as escrow agent, and the Escrow Agent accepts such appointment on the terms set forth in this Agreement. The Escrow Agent acknowledges receipt from [INSERT NAME OF DEPOSITARY] of the Initial Escrow Amount and agrees to hold the Initial Escrow Amount and all interest, and other distributions and payments thereon (such amounts together with the Initial Escrow Amount, the "ESCROW FUNDS") in trust for release pursuant to the terms of this Agreement.

2.2      INVESTMENT BY ESCROW AGENT.

The Escrow Agent shall invest the Initial Escrow Amount in a Canadian interest-bearing account or Canadian term deposit maintained or issued by a Canadian chartered bank chosen by the Escrow Agent (collectively, "PERMITTED INVESTMENTS"). The Escrow Agent is authorized to sell, exchange, redeem and otherwise transfer all or any part of the Escrow Funds and to reinvest the proceeds of such transfers in Permitted Investments. The Escrow Agent is further authorized and directed to sell, exchange, redeem and otherwise transfer all or any part of the Escrow Funds, without further instructions, as may be necessary from time to time to pay any amount required to be disbursed pursuant to this Agreement. The Escrow Agent will provide Acquisitionco and each of the Shareholders, upon written request by any of them, with a statement showing all transactions involving the Escrow Funds up to and including the statement date. On the Escrow Expiry Date (or such later date on which all Escrow Funds are disbursed), the Escrow Agent shall provide each of the Parties with a final statement showing all transactions involving the Escrow Funds and the Shareholder Escrow Amount of such Shareholder.

2.3      DISTRIBUTIONS OF ESCROW FUNDS.

         (a) Upon the occurrence of an Indemnification Event, Acquisitionco shall give written notice (an "INDEMNIFICATION NOTICE") to:

                  (i) in the event the Indemnifcation Event relates to an Individual Shareholder Representation, the applicable Shareholder (the "INDEMNIFYING SHAREHOLDER"); or

                  (ii) in the event the Indemnifcation Event relates to an E&C Representation, each of the Shareholders,

                  in each case setting out the amount of such claim for indemnifcation (the "INDEMNIFICATION AMOUNT") and the basis for such claim.

         (b) In the event the Indemnifcation Event relates to an Individual Shareholder Representation:

                  (i) Within twenty (20) days after delivery of an Indemnification Notice, the Indemnifying Shareholder shall provide Acquisitionco and the Escrow Agent with a written response (a "RESPONSE NOTICE") in which it shall either: (i) agree that all of the Indemnifcation Amount may be released from its Shareholder Escrow Amount, (ii) agree that part, but not all, of the Indemnifcation Amount (such part being the "AGREED AMOUNT") may be released from its Shareholder Escrow Amount, or (iii) contest that any of the Indemnification Amount may be released from its Shareholder Escrow Amount. If no Response Notice is delivered within such twenty (20) day period from the Indemnifying Shareholder, the Indemnifying Shareholder shall be deemed to have agreed that the Indemnifcation Amount may be released from its Shareholder Escrow Amount.

                  (ii) If the Indemnifying Shareholder agrees (or is deemed to have agreed) that all of the Indemnifcation Amount may be released from its Shareholder Escrow Amount, the Escrow Agent shall, within two (2) Business Days following the earlier of the required delivery date for the Response Notice or the delivery of the Response Notice, disburse to Acquisitionco from such Indemnifying Shareholder's Shareholder Escrow Amount, an amount equal to the Indemnifcation Amount (or such lesser amount as is then held in respect of such Shareholder Escrow Amount). Any such payment shall be made by wire transfer of immediately available funds to a bank account designated in writing by Acquisitionco.

                  (iii) If the Indemnifying Shareholder agrees that an Agreed Amount may be released from its Shareholder Escrow Amount, the Escrow Agent shall within two (2) Business Days following the delivery of the Response Notice, disburse to Acquisitionco from such Indemnifying Shareholder's Shareholder Escrow Amount an amount equal to the Agreed Amount (or such lesser amount as is then held in respect of such Shareholder Escrow Amount). Any such payment shall be made by wire transfer of immediately available funds to a bank account designated in writing by Acquisitionco.

         (c)      In the event the Indemnification Event relates to an E&C
                  Representation:

                  (i) Within twenty (20) days after delivery of an Indemnification Notice, each of the Shareholders shall provide Acquisitionco and the Escrow Agent with a written response (a "RESPONDING NOTICE") in which it shall either: (i) agree that all of the Indemnifcation Amount may be released from the Escrow Funds, (ii) agree that part, but not all, of the Indemnification Amount (such part being the "AGREED INDEMNIFICATION AMOUNT") may be released from the Escrow Funds, or (iii) contest that any of the Indemnifcation Amount may be released from the Escrow Funds. If no Responding Notice is delivered within such twenty (20) day period from a Shareholder, then such Shareholder shall be deemed to have agreed that the Indemnifcation Amount may be released from the Escrow Funds.

                  (ii) If a Shareholder agrees (or is deemed to have agreed) that all of the Indemnifcation Amount may be released from the Escrow Funds, the Escrow Agent shall, within two (2) Business Days following the earlier of the required delivery date for the Responding Notice or the delivery of the Responding Notice disburse to Acquisitionco from the Escrow Funds, an amount equal to such Shareholder's Proportionate Interest of the Indemnification Amount (or such lesser amount as is then held in the Escrow Funds). Any such payment shall be made by wire transfer of immediately available funds to a bank account designated in writing by Acquisitionco.

                  (iii) If the Shareholder agrees that an Agreed Indemnification Amount may be released from the Escrow Funds, the Escrow Agent shall within two (2) Business Days following the delivery of the Responding Notice, disburse to Acquisitionco from the Escrow Funds, an amount equal to such Shareholder's Proportionate Interest of the Agreed Indemnifcation Amount (or such lesser amount as is then held in the Escrow Funds). Any such payment shall be made by wire transfer of immediately available funds to a bank account designated in writing by Acquisitionco.

         (d)      If:

                  (i) in the event the Indemnifcation Event relates to an Individual Shareholder Representation, the Indemnifying Shareholder; or

                  (ii) in the event the Indemnifcation Event relates to an E&C Representation, a particular Shareholder or Shareholders,

                  (each such Indemnifying Shareholder or Shareholder being hereinafter referred to as a "CONTESTING SHAREHOLDER") contests the release of all or part of the Indemnification Amount (the "CONTESTED AMOUNT"), the applicable Parties shall negotiate in good faith and use commercially reasonable efforts to resolve any and all disputes relating thereto. If said efforts do not result in a resolution within 30 days of receipt by Acquisitionco or the Escrow Agent (whichever is later) of the Response Notice or the Responding Notice, as the case may be, from the Contesting Shareholder, the matter shall be settled by binding arbitration in accordance with the provisions of Schedule A hereto. For greater certainty any deficiency between the Agreed Amount or Agreed Indemnifcation Amount, on the one hand, and the Indemnifcation Amount, on the other hand, shall be considered to be a Contested Amount.

         (e) The Escrow Agent shall continue to hold an amount sufficient to cover the Contested Amount (up to the applicable Shareholder Escrow Amount or the amount then available in the Escrow Funds, as the case may be) notwithstanding the occurrence of the Escrow Expiry Date, until delivery of either
                  (i) an original of a settlement agreement executed by Acquisitionco and each Contesting Shareholder setting forth joint instructions to the Escrow Agent as to the disbursements, if any, that are to be made with respect to the Contested Amount, or (ii) a certified copy of the final award of the arbitrator setting forth instructions to the Escrow Agent as to the disbursements, if any, that are to be made with respect to the Contested Amount. The Escrow Agent shall, within two (2) Business Days of receipt, disburse amounts from the applicable Shareholder Escrow Amount or the Escrow Funds, as the case may be, (to the extent such amounts are then held in the applicable Shareholder Escrow Amount or the Escrow Funds, as the case may be) to Acquisitionco or one or more Shareholder, as the case may be, in accordance with such agreement or award.

         (f) Subject to Section 2.3(e) of this Agreement and provided that Acquisitionco has not previously given an Indemnifcation Notice which has not then been resolved in accordance with
                  Section 2.3 of this Agreement, the escrow period shall terminate at 5:00 p.m. (Vancouver time) on the Escrow Expiry Date and on the first Business Day following the Escrow Expiry Date, Acquisitionco and each Shareholder shall jointly instruct the Escrow Agent to distribute to the Shareholders all of the remaining Escrow Funds in accordance with the Shareholder Escrow Amount of each Shareholder.

         (g) Notwithstanding anything contained in this Section 3.3, in no event shall the liability of a Shareholder in respect of

                  (i) an Indemnifcation Event that relates to an Individual Shareholder Representation made by such Shareholder exceed, in the aggregate, the amount then held in respect of such Shareholder's Shareholder Escrow Amount; and

                  (ii) an Indemnifcation Event that relates to an E&C Representation exceed, in the aggregate, the amount then held in the Escrow Funds nor will the liability of such Shareholder in respect of such Indemnification Event exceed the Proportionate Interest of such Shareholder.

2.4      INTEREST ON ESCROW FUNDS.

The Parties agree that the interest, dividends and other distributions and payments (collectively "INTEREST") earned on the Escrow Funds shall accrue PRO RATA to the benefit of the Persons ultimately entitled to such funds.

2.5      NO SET-OFF.

Subject to Section 3.7 and Section 3.8 of this Agreement, the Escrow Funds shall not be subject to any set-off, counterclaim, recoupment or other rights which the Escrow Agent may have against any of the Parties or against any other Person for any reason whatsoever. The Escrow Funds are not the property of the Escrow Agent and shall not be subject to any lien, attachment or other judicial process of any creditor of the Escrow Agent.

2.6      NO REQUIREMENT TO ACT.

The Escrow Agent shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear and reasonable documentation which complies with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgment on the part of the Escrow Agent.

2.7      SUFFICIENCY OF ESCROW FUNDS.

Acquisitionco and each of the Shareholders acknowledge and agree that the Escrow Agent is acting as a depositary only and the Escrow Agent shall have no obligation to ensure the sufficiency of the Initial Escrow Amount or the Escrow Funds. The Escrow Agent shall not be liable for any loss on the investment of the Escrow Funds made in accordance with this Agreement.

                                    ARTICLE 3
                          LIABILITY OF THE ESCROW AGENT

3.1      NO IMPLIED DUTIES.

The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement, and no implied representations, warranties, covenants, obligations or duties shall be read into this Agreement against the Escrow Agent, nor shall it have, or be deemed to have, any duties under the provisions of any other agreement (including, without limitation, the Support Agreements) between the other Parties or any other Persons.

3.2      NO LIABILITY FOR ERRORS.

The Escrow Agent shall not be liable for any error of judgment or mistake of fact or law, or any action taken, suffered or omitted by it in good faith in connection with this Agreement, except to the extent caused by its own gross negligence or wilful misconduct.

3.3      NO LIABILITY WHERE RELIANCE.

The Escrow Agent may rely upon, and shall not incur any liability for acting or refraining from acting in good faith in reliance upon, any written instruction (including, without limitation, wire transfer instructions), notice, request, resolution, direction, certificate, approval or other paper or document, believed by it in good faith to be genuine and duly authorized and presented by the proper Person. The Escrow Agent shall have no responsibility for determining the accuracy of any such paper or document.

3.4       EXPERT ADVICE.

The Escrow Agent may employ such counsel, auditors and other experts as may be necessary or desirable to properly discharge its duties under this Agreement and may pay any reasonable amounts required for such services. Any opinion or advice of such counsel, auditors or other experts shall be full authorization and protection with respect to any action taken, suffered or omitted by the Escrow Agent in good faith and in accordance with the opinion or advice of such counsel, auditors or other experts within the area of their respective expertise. The Escrow Agent shall not be responsible for the negligent actions or misconduct of such counsel, auditors and other experts unless the Escrow Agent did not exercise due care in their selection.

3.5       FORCE MAJEURE.

The Escrow Agent shall not incur any liability for failing to perform any act or fulfill any duty, obligation or responsibility hereunder by reason of any occurrence beyond the reasonable control of the Escrow Agent (including, but not limited to, any provision of any present or future law or regulation of a governmental authority, any act of God or war, any epidemic or the unavailability of any wire or communication facility).

3.6      NO EXPENDITURE OF OWN FUNDS.

Nothing in this Agreement shall require the Escrow Agent to expend its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers unless indemnified or reimbursed as provided in this Agreement.

3.7      FEES AND REIMBURSEMENT OF THE ESCROW AGENT.

Acquisitionco and the Shareholders shall pay an aggregate fee in the amount of $o to the Escrow Agent and shall reimburse it, upon request, for all reasonable expenses incurred by it under this Agreement. The Escrow Agent may withhold from amounts otherwise payable by it under this Agreement, the amount of any unpaid fees and unreimbursed expenses due to it.

3.8      INDEMNIFICATION.

Acquisitionco and each of the Shareholders shall jointly and severally indemnify the Escrow Agent and its directors, officers, agents and employees (collectively, the "INDEMNITEES") for, and shall hold such Persons harmless against, any loss, liability, claims, actions, damages or expenses incurred by them arising out of or in connection with the entering into and carrying out of the Escrow Agent's duties under this Agreement, including the costs of defending themselves against any claim or liability; provided the foregoing indemnity shall not cover matters attributable to the Indemnitees' gross negligence or wilful misconduct. The provisions of this Section 3.8 shall survive the termination of this Agreement and the final disbursement of the Escrow Funds or removal of the Escrow Agent pursuant to Section 3.10 hereof.

3.9      DISPUTE RESOLUTION.

Should any dispute arise with respect to the delivery, ownership, right of possession or disposition of the Escrow Funds, or should any claim be made upon the Escrow Agent or the Escrow Funds by a Person other than a Party, the Escrow Agent, upon receipt of notice of such dispute or claim, is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability, all or any of the Escrow Funds until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a decree or judgment of a court of competent jurisdiction or arbitrator. A certified copy of any such settlement or decree or judgment of a court of competent jurisdiction or arbitrator shall be delivered to the Escrow Agent by either party forthwith upon receipt thereof. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Funds and shall be fully indemnified pursuant to Section
3.8 of this Agreement for so doing.

3.10     REMOVAL AND RESIGNATION.

The Escrow Agent may at any time be removed at the joint written direction of Acquistionco and each of the Shareholders given not less than thirty (30) days prior to the proposed date of removal. The Escrow Agent may, at any time, resign and be discharged of its obligations under this Agreement by giving written notice to Acquistionco and each of the Shareholders specifying the date of its resignation which shall be no less than sixty (60) days after the date of such notice. Within twenty (20) days after giving the foregoing notice of removal to the Escrow Agent or within forty (40) days of receiving the foregoing notice of resignation from the Escrow Agent, as the case may be, Acquistionco and each of the Shareholders shall jointly agree on and appoint a successor escrow agent, and provide written notice of such to the resigning Escrow Agent. If a successor escrow agent has not accepted such appointment by the end of such 30 or 60 day period, as the case may be, the Escrow Agent may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief. Upon receipt of a notice identifying the successor escrow agent, the Escrow Agent shall deliver the Escrow Funds then held by it to the successor escrow agent and such successor shall become the Escrow Agent for purposes of this Agreement. Upon such delivery, the resigning Escrow Agent shall have no further duties or responsibilities of any nature or kind whatsoever hereunder.

                                    ARTICLE 4
                                  MISCELLANEOUS

4.1      REPRESENTATIONS AND WARRANTIES.

Each of the Parties represents and warrants to each of the other Parties as follows:

         (a) if such Party is an individual, he has the capacity to enter into this Agreement and has received independent legal advice as to the terms and conditions of this Agreement;

         (b) if such Party it not an individual, it has the power and authority to enter into and perform its obligations under this Agreement;

         (c) this Agreement has been duly authorized, executed and delivered by such Party and constitutes a legal, valid and binding obligation, enforceable against him or it in accordance with its terms;

         (d) the execution, delivery and performance of this Agreement do not and will not result in a breach of, violate, or conflict with, any other agreement to which such Person is a party; and

         (e) the execution, delivery and performance of this Agreement do not require the consent, waiver, approval, license or authorization of, or any filing with, any governmental authority or other Person and will not result in a breach of, violate or conflict with, any order, law, judgment or restriction binding on it or any of his or its properties or assets.

4.2      NOTICES.

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement shall be in writing and may be given by delivering or sending same by facsimile transmission to the Party to which the notice, consent, waiver, direction or communication is to be given at such Party's address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, the next succeeding Business Day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received after 5:00 p.m. local time or on a date that does not fall on a Business Day at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

                                     - 13 -
The addresses for service shall be as follows:

         (a)      if to Parent:

                  Repechage Investments Limited
                  Suite 503, 5657 Spring Garden Road
                  Halifax, NS

                  Attention:    David L. Dobbin, President
                  Facsimile:    902-444-3063

                  with a copy to (which shall not constitute notice):

                  Ogilvy Renault LLP
                  Suite 3800, P.O. Box 84
                  Royal Bank Plaza, South Tower
                  Toronto, ON M5J 2Z4

                  Attention:    Paul Fitzgerald
                  Facsimile:    416-216-3930

         (b)      if to Acquisitionco:

                  Repechage Restaurant Group Ltd.
                  Suite 503, 5657 Spring Garden Road
                  Halifax, NS

                  Attention:    David L. Dobbin, President
                  Facsimile:    902-444-3063

                  with a copy to (which shall not constitute notice):

                  Ogilvy Renault LLP
                  Suite 3800, P.O. Box 84
                  Royal Bank Plaza, South Tower
                  Toronto, ON M5J 2Z4

                  Attention:    Paul Fitzgerald
                  Facsimile:    416-216-3930

         (c)      if to GEIPPP:

                  c/o GE Asset Management Incorporated
                  3001 Summer Street
                  Stamford, Connecticut 06905

                  Attention:    David Wiederecht and Michael M. Pastore, Esq.
                  Facsimile:    203-326-4073
                  with a copy to (which shall not constitute notice):

                  Dewey Ballantine LLP
                  1301 Avenue of the Americas
                  New York, NY 10019-6092

                  Attention:    Joseph A. Smith
                  Facsimile:    212-259-6333

         (d)      if to Crown:

                  Crown Life Insurance Company
                  c/o Crown Capital Partners Inc.
                  Suite 1900, 1874 Scarth Street
                  Regina, Saskatchewan S4P 4B3

                  Attention:    o
                  Facsimile:    306-546-8009

         (e)      if to Bryant:

                  Rick Bryant
                  c/o Elephant & Castle Group Inc.
                  Suite 1200, 1190 Hornby Street
                  Vancouver, BC V6Z 2V5

                  Attention:    Rick Bryant
                  Facsimile:    604-684-8595

                  with a copy to (which shall not constitute notice):

                  Fasken, Martineau, DuMoulin LLP
                  Suite 2100, 1075 Georgia Street
                  West Vancouver, BC V6E 3G2

                  Attention:    Georald S. Ingborg
                  Facsimile:    604-632-3225

         (f)      if to Sexton:

                  Roger Sexton
                  c/o Elephant & Castle Group Inc.
                  Suite 1200, 1190 Hornby Street
                  Vancouver, BC V6Z 2V5

                  Attention:    Roger Sexton
                  Facsimile:    604-684-8595

                  with a copy to (which shall not constitute notice):

                  Fasken, Martineau, DuMoulin LLP
                  Suite 2100, 1075 Georgia Street
                  West Vancouver, BC V6E 3G2

                  Attention:    Georald S. Ingborg
                  Facsimile:    604-632-3225

         (g)      if to Laurie:

                  Peter Laurie
                  c/o Elephant & Castle Group Inc.
                  Suite 1200, 1190 Hornby Street
                  Vancouver, BC V6Z 2V5

                  Attention:    Peter Laurie
                  Facsimile:    604-684-8595

                  with a copy to (which shall not constitute notice):

                  Fasken, Martineau, DuMoulin LLP
                  Suite 2100, 1075 Georgia Street
                  West Vancouver, BC V6E 3G2

                  Attention:    Georald S. Ingborg
                  Facsimile:    604-632-3225

         (h)      if to Escrow Agent:

                  o


                  Attention:    o
                  Facsimile:    o

                  with a copy to (which shall not constitute notice):

                  o


                  Attention:    o
                  Facsimile:    o

4.3      GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the Parties hereby attorn to the non-exclusive jurisdiction of the courts of the Province of British Columbia.

4.4      AMENDMENTS.

This Agreement may only be amended, supplemented or otherwise modified by written agreement of all of the Parties.

4.5      TERMINATION.

This Agreement shall terminate automatically at such time as the Escrow Funds shall have been completely distributed in accordance with the terms of this Agreement. However, there will be no termination of any indemnity or other liability which has accrued prior to such termination.

4.6      WAIVER.

The failure or delay by a Party in enforcing or insisting upon strict performance of any of the provisions of this Agreement shall not be considered to be a waiver of such provision or in any way affect the validity of this Agreement or deprive a Party of the right, at any time or from time to time, to enforce or insist upon strict performance of that provision or any other provision of this Agreement.

4.7      SEVERABILITY.

If any provision of this Agreement is determined by a court of competent jurisdiction in a final ruling to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and be ineffective to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall continue in full force and effect, without amendment.

4.8      TIME OF THE ESSENCE.

Time shall be of the essence of this Agreement.

4.9      SUCCESSORS AND ASSIGNS.

This Agreement shall become effective when executed by the Parties and after that time shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. Except as otherwise provided in Section 3.10 of this Agreement, neither this Agreement nor any of the rights, duties or obligations under this Agreement are assignable or transferable by a Party without the prior written consent of the other Parties. Any attempt to assign any of the rights, duties or obligations in this Agreement without such written consent is void.

4.10     COUNTERPARTS.

This Agreement may be executed in any number of counterparts, manually or by facsimile, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first above written.

                                        REPECHAGE INVESTMENTS LIMITED

                                        By:
                                           -------------------------------------
                                           Authorized Signing Officer

                                        REPECHAGE RESTAURANT GROUP LTD.

                                        By:
                                           -------------------------------------
                                           Authorized Signing Officer

                                        GE INVESTMENT PRIVATE PLACEMENT
                                        PARTNERS II

                                        By:
                                           -------------------------------------
                                           Authorized Signing Officer

                                        CROWN LIFE INSURANCE COMPANY By:

                                        By:
                                           -------------------------------------
                                           Authorized Signing Officer



                                        ----------------------------------------
                                        RICK BRYANT


                                        ----------------------------------------
                                        ROGER SEXTON


                                        ----------------------------------------
                                        PETER LAURIE

                                        [ESCROW AGENT]

                                        By:
                                           -------------------------------------
                                           Authorized Signing Officer

                                   SCHEDULE A
                             ARBITRATION PROVISIONS

ARBITRATION

     (a) Any dispute shall be referred to and determined by arbitration in Vancouver, British Columbia.

     (b) The arbitral tribunal (the "TRIBUNAL") shall be composed of three arbitrators appointed as follows:

               (i) each of Acquisitionco on the one hand and the Contesting Shareholders collectively on the other shall appoint an arbitrator, and those two arbitrators shall appoint a third arbitrator who shall act as president of the Tribunal;

               (ii) if either Acquisitionco or the Contesting Shareholders fails to appoint an arbitrator within twenty (20) days of receiving notice of the appointment of an arbitrator by the other Party, the second arbitrator shall be appointed by the arbitrator that has been appointed;

               (iii) if the two arbitrators fail to agree upon a third arbitrator within twenty (20) days of the appointment of the second arbitrator, the third arbitrator shall be appointed by a court of competent jurisdiction; and

               (iv) should a vacancy arise because any arbitrator dies, resigns or becomes incapable of performing his or her functions, the vacancy shall be filled by the method by which that arbitrator was originally appointed. When a vacancy is filled, the newly established Tribunal shall exercise its discretion to determine whether any hearings shall be repeated.

     (c) As soon as practicable after the appointment of the third arbitrator and in any event no later than twenty (20) days after the Tribunal has been created, the Party making the claim (the "ARBITRATION CLAIMANT") shall deliver to the other Party (the "ARBITRATION RESPONDENT") (with copies to each arbitrator) a statement of case, setting out particulars of its claims and written submissions in support thereof, together with any documents upon which it is relying.

     (d) Within twenty (20) days of its receipt of the Arbitration Claimant's statement of case, the Arbitration Respondent shall deliver to the Arbitration Claimant (with copies to each arbitrator) a statement of case in answer together with its counterclaim, if any, and any documents upon which it is relying.

     (e) Within twenty (20) days of its receipt of an Arbitration Respondent's statement of case in answer, the Arbitration Claimant may deliver to the Arbitration Respondent (with copies to each arbitrator) a reply together with any additional documents upon which it is relying.

                                                    FOR DISCUSSION PURPOSES ONLY
                                                          OR DRAFT: JAN. 9, 2007

     (f) As soon as practicable after its creation, the Tribunal shall convene a meeting with the Parties and their representatives to determine and establish the procedure to be followed in the arbitration.

     (g) The procedure shall be as agreed by the Parties or, if they fail to agree, shall be determined by the Tribunal. However, the following procedural matters shall, in any event, be taken as agreed:

               (i)       the language of the arbitration shall be English;

               (ii) at the request of any Party, the Tribunal may, in its discretion, hold a hearing and make an award in relation to any preliminary issue raised by that Party;

               (iii) at the joint request of the Parties, the Tribunal shall hold a hearing and make an award in relation to any preliminary issue raised by the Parties;

               (iv) the Tribunal shall hold a hearing to address the substantive issues raised in the statements of case unless the Parties otherwise agree in writing that submissions will be made in written form only; and

               (v)       the Tribunal shall issue its final award within sixty
                         (60) days of the last hearing or submission of written statements, as applicable, of the substantive issues in dispute between the Parties.

     (h) If any Party fails to comply with a procedural order made by the Tribunal, the Tribunal shall have the right to continue with the arbitration and to make its award notwithstanding such non-compliance.

     (i) If one arbitrator fails or refuses to participate in the arbitration at any time after the hearings have commenced, the remaining two arbitrators may continue the arbitration and make an award without a vacancy being deemed to arise if, in their discretion, they determine that the failure or refusal of the other arbitrator to participate is without reasonable excuse.

     (j) Any award or procedural decision of the Tribunal shall be made by a majority of the members of the Tribunal. If the Tribunal is made up of two people as a result of the failure of an arbitrator to participate, the President of the Tribunal shall have the deciding vote.

     (k) Any award or procedural decision of the Tribunal shall be final and binding on the Parties.

                                   SCHEDULE D

                            SECTION 116 WITHHOLDINGS

If any amount is withheld by the Depositary pursuant to section 116 of the Tax Act by reason of a holder that is not resident in Canada (a "NON-RESIDENT HOLDER") not delivering a section 116 certificate at or before the Effective Time, the following provisions shall apply:

     (a) The amount to be withheld at the Effective Time (the "WITHHELD AMOUNT") shall be equal to twenty-five percent (25%) of the applicable aggregate consideration otherwise payable to the Non-resident Holder in respect of its E&C Securities (other than E&C Notes which are not convertible) (the "AGGREGATE CONSIDERATION").

     (b) The Withheld Amount shall be retained by the Depositary or deposited by Acquisitionco with its solicitors, to be held in trust and dealt with in accordance with the provisions hereof.

     (c) If the Non-resident Holder delivers a section 116 certificate to Acquisitionco, after the Effective Time and on or before the day that is 27 days after the end of the month in which Closing occurs (the "REMITTANCE DEADLINE"), Acquisitionco:

               (i) shall, in the case of a certificate issued under subsection 116(2) of the Tax Act, remit forthwith to the Receiver General for Canada twenty-five percent (25%) of the amount, if any, by which the Aggregate Consideration otherwise payable to the Non-resident Holder exceeds the certificate limit specified in such certificate and a receipt evidencing such remittance shall be promptly delivered to the Non-resident Holder; and

               (ii) shall pay forthwith to the Non-resident Holder the balance of the Withheld Amount, together with interest thereon (net of any withholding tax on such interest).

     (d) If no section 116 certificate has been delivered to Acquisitionco by the Non-resident Holder at or before the Remittance Deadline in accordance with paragraph (c) above, subject to paragraph (f) below, such amount shall be remitted by Acquisitionco to the Receiver General for Canada in accordance with section 116 of the Tax Act, and a receipt evidencing such remittance shall be promptly delivered to the Non-resident Holder.

     (e) No amounts withheld under section 116 of the Tax Act shall be remitted to any Governmental entity before the day after the Remittance Deadline.

     (f) If no section 116 certificate has been delivered to Acquisitionco by the Non-resident Holder at or before the Remittance Deadline in accordance with paragraph (c), no amount shall be remitted to the Receiver General for Canada if the Non-resident holder delivers to Acquisitionco, at or before the Remittance Deadline, a comfort letter issued by the Canada Revenue Agency extending the time period under which Acquisitionco is required to remit amounts without being subject to interest and penalties.

     (g) Where the Non-resident Holder has delivered a comfort letter as described in paragraph (f), Acquisitionco shall continue to withhold such amount until either (i) paid to the Non-resident Holder (together with any interest earned thereon, net of applicable withholding tax), which shall occur upon delivery of a section 116 certificate; or (ii) remitted to the Receiver General for Canada if notified to do so, directly or indirectly, by the Canada Revenue Agency (provided that any interest earned thereon shall be paid to the Non-resident Holder, net of applicable withholding tax and, in such case, a receipt evidencing such remittance shall be promptly delivered to the Non-resident Holder).

     (h)       For the avoidance of doubt, no amount shall be withheld under section 116 of the Tax Act if the Non-resident Holder delivers a section 116 certificate to Acquisitionco at or before the Effective Time (except that if such certificate is issued under subsection 116(2) of the Tax Act with a certificate limit that is less than the Aggregate Consideration otherwise payable to the Non-resident Holder, then the amount to be withheld shall not exceed twenty-five percent (25%) of the excess of the Aggregate Consideration otherwise payable to the Non-resident Holder over the certificate limit.

     (i) The provisions hereof shall apply, MUTATIS MUTANDIS to any analogous provisions of applicable provincial tax law.